Exhibit 99.1

Audit Committee Report

March 21, 2007

The Audit Committee of the board of directors of the Federal Home Loan Bank of Atlanta (the Bank) for 2006 was composed of seven directors, one who was appointed to the board of directors by the Federal Housing Finance Board and six who were elected to the board of directors in accordance with the Federal Home Loan Bank Act. The members of the Audit Committee at year-end 2006 were John M. Bond, Jr., R. Bradford Burnette, W. Russell Carothers, II, J. Thomas Johnson, John D. Kottmeyer, James V. Stanton, and Jerry J. Williams.

The 2007 Audit Committee is composed of eight directors, one who was appointed to the board of directors by the Federal Housing Finance Board and seven who were elected to the board of directors in accordance with the Federal Home Loan Bank Act.

The Audit Committee oversees the Bank’s financial reporting process; reviews compliance with laws, regulations, policies, and procedures; and evaluates the adequacy of administrative, operating, and internal accounting controls. The Audit Committee has adopted and is governed by a written charter. The Audit Committee charter is available on the governance section of the Bank’s website at http://www.fhlbatl.com. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS No. 61 and SAS No. 90, Audit Committee Communications. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1 and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

2007 AUDIT COMMITTEE MEMBERS

R. Bradford Burnette, Chairman

W. Russell Carothers, II, Vice Chairman

John M. Bond, Jr.

Scott C. Harvard

J. Thomas Johnson

James V. Stanton

Thomas H. Webber, III

Jerry J. Williams